Exhibit 23.2

Consent of Independent Registered Accounting Firm

The Board of Directors:

We hereby consent to the use in the Registration Statements filed to Form S-4 of our report dated March 15, 2005, relating to the financial statements of Sand Hill IT Acquisition Corp. as of and for the period from inception (April 15, 2004) to December 31, 2004.

Hein & Associates LLP

Houston, Texas
December 12, 2005